Exhibit (11)



                         Drinker Biddle & Reath LLP
                  One Logan Square, 18th and Cherry Streets
                        Philadelphia, PA 19103-6996
                           Phone: (215) 988-2700
                         Facsimile: (215) 988-2757
                          www.drinkerbiddle.com


August 20, 2007

First Pacific Mutual Fund, Inc.
2756 Woodlawn Drive, #6-201
Honolulu, Hawaii 96822-1856

Ladies and Gentleman:

	We have acted as counsel for First Pacific Mutual Fund, Inc. a Maryland corporation (the "Company"), in connection with the transactions contemplated by the Plan of Reorganization dated as of June 12, 2007 (the "Plan"). These transactions include, among other things: (i) the amendment of the Company's Charter to permit, among other things, the redemption of shares of a series of the Company to effect a reorganization of the series; (ii) the transfer of all of the assets and liabilities of the Company's Hawaii Intermediate Fund - Investor Class investment portfolio (the "Transferor Fund") to the Company's Hawaii Municipal Fund investment portfolio (the "Surviving Fund") in exchange for Investor Class shares of the Surviving Fund; (iii) the distribution by the Transferor Fund of such Investor Class shares of the Surviving Fund to shareholders of the Transferor Fund in proportion to the value of their shares held in the Transferor Fund; and (iv) the liquidation of the Transferor Fund.

	In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that:
(i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity;
(ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate; and (iv) the shares will be issued in accordance with the Company's Articles of Incorporation and By-Laws and resolutions of the Company's Board of Directors and shareholders relating to the creation, authorization and issuance of the shares.

	This opinion is based exclusively on the laws of the state of Maryland. We have relied upon an opinion of Venable, LLP, special Maryland counsel to the Company.

	The Plan of Reorganization described in the Registration Statement (the "Plan") was approved by the Company's Board of Directors and executed by duly authorized officers of the Company. On the basis of and subject to the foregoing, we are of the opinion that upon the satisfaction of the conditions contained in the Plan, the Investor Class shares of the Surviving Fund issued pursuant to the Plan will, when issued in accordance with the provisions thereof, be validly issued, fully paid and non-assessable.

	This opinion is solely for the use of the Company and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

	                                       Very truly yours,

	                                       /s/ Drinker Biddle & Reath LLP
	                                       DRINKER BIDDLE & REATH LLP